UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

ALLISON TRANSMISSION HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

01973R101

(CUSIP Number)

December 31, 2013

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 01973R101	Schedule 13G	Page 1 of 23

1	NAMES OF REPORTING PERSONS Onex Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,797,219
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,797,219
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,797,219
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 26.7%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 01973R101	Schedule 13G	Page 2 of 23

1	NAMES OF REPORTING PERSONS Gerald W. Schwartz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Not applicable
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 49,696,249
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 49,696,249
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,696,249
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 27.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 01973R101	Schedule 13G	Page 3 of 23

1	NAMES OF REPORTING PERSONS Onex Partners GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 33,269,398
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 33,269,398
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,269,398
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.2%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 01973R101	Schedule 13G	Page 4 of 23

1	NAMES OF REPORTING PERSONS Onex Partners II GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 33,269,398
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 33,269,398
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,269,398
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01973R101	Schedule 13G	Page 5 of 23

1	NAMES OF REPORTING PERSONS Onex Partners II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,467,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,467,227
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,467,227
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01973R101	Schedule 13G	Page 6 of 23

1	NAMES OF REPORTING PERSONS Onex American Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,527,821
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,527,821
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,527,821
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.5%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 01973R101	Schedule 13G	Page 7 of 23

1	NAMES OF REPORTING PERSONS Allison Executive Investco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,104,562
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,104,562
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,104,562
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 01973R101	Schedule 13G	Page 8 of 23

1	NAMES OF REPORTING PERSONS Allison Executive Investco II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,104,562
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,104,562
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,104,562
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 01973R101	Schedule 13G	Page 9 of 23

1	NAMES OF REPORTING PERSONS Onex American Holdings Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,104,562
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,104,562
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,104,562
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 01973R101	Schedule 13G	Page 10 of 23

1	NAMES OF REPORTING PERSONS OAH Wind LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,104,562
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,104,562
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,104,562
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 01973R101	Schedule 13G	Page 11 of 23

1	NAMES OF REPORTING PERSONS Onex Allison Holding Ltd S.à R.L.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,104,562
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,104,562
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,104,562
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12	TYPE OF REPORTING PERSON CO (Luxembourg Corporation)

CUSIP No. 01973R101	Schedule 13G	Page 12 of 23

1	NAMES OF REPORTING PERSONS Onex Allison Co-Invest LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,591,003
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,591,003
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,591,003
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01973R101	Schedule 13G	Page 13 of 23

1	NAMES OF REPORTING PERSONS 1597257 Ontario Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 899,030
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 899,030
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 899,030
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 01973R101	Schedule 13G	Page 14 of 23

1	NAMES OF REPORTING PERSONS New PCo II Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 899,030
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 899,030
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 899,030
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 01973R101	Schedule 13G	Page 15 of 23

1	NAMES OF REPORTING PERSONS Onex American Holdings GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 423,259
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 423,259
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,259
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 01973R101	Schedule 13G	Page 16 of 23

1	NAMES OF REPORTING PERSONS Onex US Principals LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 423,259
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 423,259
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,259
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01973R101	Schedule 13G	Page 17 of 23

ITEM 1.	(a)	Name of Issuer:

Allison Transmission Holdings, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

One Allison Way
Indianapolis, IN 46222

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Onex Corporation
Gerald W. Schwartz
Onex Partners GP Inc.
Onex Partners II GP LP
Onex Partners II LP
Onex American Holdings II LLC
Allison Executive Investco LLC
Allison Executive Investco II LLC
Onex American Holdings Subco LLC
OAH Wind LLC
Onex Allison Holding Ltd S.à r.l.
Onex Allison Co-Invest LP
1597257 Ontario Inc.
New PCo II Investments Ltd.
Onex American Holdings GP LLC
Onex US Principals LP

	(b)	Address or Principal Business Office:

The business address of each of the Reporting Persons is c/o Onex Corporation, 161 Bay Street, Toronto, A6, M5J2S1.

	(c)	Citizenship of each Reporting Person is:

Onex Corporation, 1597257 Ontario Inc. and New PCo II Investments Ltd. are organized in the province of Ontario, Canada. Onex Allison Holding Ltd S.à r.l. is organized in the Grand Duchy of Luxembourg. Each of the other Reporting Persons is organized in the state of Delaware.

	(d)	Title of Class of Securities:

Common stock, $0.01 par value per share (“Common Stock”)

	(e)	CUSIP Number:

01973R101

CUSIP No. 01973R101	Schedule 13G	Page 18 of 23

ITEM 3.

Not applicable.

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2013, based upon 183,050,410 shares of the Issuer’s Common Stock and 1,185 shares of non-voting common stock outstanding as of December 5, 2013.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Onex Corporation	48,797,219	26.7%	0	48,797,219	0	48,797,219
Gerald W. Schwartz	49,696,249	27.1%	0	49,696,249	0	49,696,249
Onex Partners GP Inc.	33,269,398	18.2%	0	33,269,398	0	33,269,398
Onex Partners II GP LP	33,269,398	18.2%	0	33,269,398	0	33,269,398
Onex Partners II LP	22,467,227	12.3%	0	22,467,227	0	22,467,227
Onex American Holdings II LLC	15,527,821	8.5%	0	15,527,821	0	15,527,821
Allison Executive Investco LLC	15,104,562	8.3%	0	15,104,562	0	15,104,562
Allison Executive Investco II LLC	15,104,562	8.3%	0	15,104,562	0	15,104,562
Onex American Holdings Subco LLC	15,104,562	8.3%	0	15,104,562	0	15,104,562
OAH Wind LLC	15,104,562	8.3%	0	15,104,562	0	15,104,562
Onex Allison Holding Limited S.à R.L.	15,104,562	8.3%	0	15,104,562	0	15,104,562
Onex Allison Co-Invest LP	10,591,003	5.8%	0	10,591,003	0	10,591,003
1597257 Ontario Inc.	899,030	0.5%	0	899,030	0	899,030
New PCo II Investments Ltd.	899,030	0.5%	0	899,030	0	899,030
Onex American Holdings GP LLC	423,259	0.2%	0	423,259	0	423,259
Onex US Principals LP	423,259	0.2%	0	423,259	0	423,259

Onex Partners II LP is the record holder of 22,467,227 shares of common stock; Onex Allison Holding Limited S.à r.l. is the record holder of 15,104,562 shares of common stock; Onex Allison Co-Invest LP is the record holder of 10,591,003 shares of common stock; Onex US Principals LP is the record holder of 423,259 shares of common stock; and Onex Partners II GP LP is the record holder of 211,168 shares of common stock.

CUSIP No. 01973R101	Schedule 13G	Page 19 of 23

Onex Corporation may be deemed to beneficially own the common stock held by (a) Onex Partners II LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP, the general partner of Onex Partners II LP; (b) Onex Allison Holding Limited S.à r.l., through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of each of Allison Executive Investco LLC, which owns all of the equity of Allison Executive Investco II LLC, and Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC, which OAH Wind LLC and Allison Executive Investco II LLC own all of the equity of Onex Allison Holding Limited S.à r.l.; (c) Onex Allison Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP, the general partner of Onex Allison Co-Invest LP; (d) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP; and (e) Onex Partners II GP LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP.

New PCo II Investments Ltd. is the record holder of 897,845 shares of common stock and 1,185 shares of non-voting common stock. 1597257 Ontario Inc., the sole shareholder of New PCo II Investments Ltd., is an independent entity that is controlled by Mr. Gerald W. Schwartz. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims any such beneficial ownership. Mr. Schwartz has indirect voting and investment control of Onex Corporation.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

CUSIP No. 01973R101	Schedule 13G	Page 20 of 23

ITEM 10.	Certification

Not applicable.

CUSIP No. 01973R101	Schedule 13G	Page 21 of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

ONEX CORPORATION

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

GERALD W. SCHWARTZ

By:	/s/ Donald W. Lewtas
Name:	Gerald W. Schwartz by Donald W. Lewtas
Attorney-in-fact

ONEX PARTNERS GP INC.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX PARTNERS II GP LP

By:	Onex Partners GP Inc., General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX PARTNERS II LP

By Onex Partners II GP LP, General Partner
By Onex Partners Manager LP, its Agent
By Onex Partners Manager GP ULC, its General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX AMERICAN HOLDINGS II LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

CUSIP No. 01973R101	Schedule 13G	Page 22 of 23

ALLISON EXECUTIVE INVESTCO LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ALLISON EXECUTIVE INVESTCO II LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX AMERICAN HOLDINGS SUBCO LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

OAH WIND LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX ALLISON HOLDING LIMITED S.À R.L.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX ALLISON CO-INVEST LP

By:	Onex Partners II GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

1597257 ONTARIO INC.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

CUSIP No. 01973R101	Schedule 13G	Page 23 of 23

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX US PRINCIPALS LP

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

NEW PCO II INVESTMENTS LTD.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement